EXHIBIT 10.13

INDEMNIFICATION AGREEMENT

Indemnification Agreement (this “Agreement”), dated as of December 1, 2008 (the “Effective Date”), by and among SignPath Pharma Inc., a Delaware corporation (the “Company”) and Meyers Associates LP (the “Agent”).

WHEREAS, in connection with the closing of the offering contemplated by the Confidential Private Placement Memorandum dated as of May 28, 2008 (the “Memorandum”);

WHEREAS, the Company and the Agent have entered into a Placement Agency Agreement, dated as of May 28, 2008, in connection with the offer and sale of securities (the “Offering”); and

WHEREAS, in accordance with the Memorandum, subscribers in the Offering may exchange certain promissory notes (the “Notes”), including any accrued and unpaid interest due thereon, for Units of the Company’s securities, as defined in the Memorandum.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.           Indemnification.  The Agent hereby agrees to indemnify the Company, any controlling person of the Company and each of its directors, officers, employees, agents, owners, affiliates, attorneys, successors and assigns (each, an “Indemnified Party”) and hold each of them harmless from and against any and all losses, claims, damages, expenses, liabilities, joint or several (collectively, “Liabilities”) to which the Indemnified Parties may become liable, directly or indirectly, arising out of, or relating to any claims from the issuance of Units of the Company to Shelton J. Spike Lee, Nicholas Primpas, James Nigro, Liza Torkan and Ronald Weaver (the “Investors”) solely to the extent that such Liabilities arise out of the determination of the number of Units (as defined in the Memorandum) issued to the Investors in exchange for the accrued and unpaid interest on the Notes exchanged by the Investors for Units in the Offering. In no event shall the Agent’s liability to the Indemnified Parties exceed the aggregate amount of accrued and unpaid interest in dispute arising on the Notes exchanged by the Investors in the Offering.

2.           Defense; Counsel. The Agent shall have the right to assume exclusive control of the settlement and defense of any actual or threatened, claim, action, suit or proceeding covered by this Agreement (an “Action”) and in such event shall provide counsel for the Indemnified Parties, reasonably satisfactory to the Indemnified Parties. The Indemnified Parties may engage separate counsel and participate at its own expense in the defense of any Action. In any event, the Agent will not, in connection with any Action or separate but substantially similar or related Actions arising out of the same general allegations or circumstances, be liable for the expenses of more than one firm of attorneys for all Indemnified Parties.

3.           Settlement.  The Agent, in the defense of any such Action, shall control the defense and all related settlement negotiations; provided, however, that any settlement be made with the consent of the Indemnified Parties (which consent shall not be unreasonably withheld or delayed) or such settlement include the giving by the plaintiff or claimant of an unconditional release from all liability in favor of the Indemnified Parties. The Agent shall not be liable for any settlement of any Action effected by or on behalf of an Indemnified Party without its written consent.

4.           Notice and Cooperation by Indemnified Parties.  The Indemnified Parties shall, as a condition precedent to their right to be indemnified under this Agreement, give the Agent notice in writing as soon as practicable of any claim made against the Indemnified Parties for which indemnification will or could be sought under this Agreement. Notice to the Agent shall be directed to the individual designated below.  In addition, the Indemnified Parties shall give the Agent such information and cooperation as it may reasonably require in connection with its defense of any Action.  The failure by the Indemnified Parties to give notice or provide cooperation as provided herein shall not relieve the Agent of its obligations hereunder except to the extent that the Agent is prejudiced by such failure.

5.           Time Limitations.  This Agreement shall terminate in all respects at the earlier of (x) 5:00 p.m. (New York time) on the one year anniversary of the Effective Date or (y) receipt by the Company or the Agent of a signed acknowledgement by each of the Investors confirming that the number of Units which s/he has received represented the actual amount to which s/he was entitled (in the form attached hereto as Exhibit A) (the first to occur of the foregoing being the “Expiration Time”). An Indemnified Party may seek indemnification hereunder only if on or before the Expiration Time, it notifies the Agent in accordance with the terms of this Agreement in writing of such a claim specifying the factual basis of such claim in reasonable detail to the extent then known by the Indemnified Party. After the Expiration Time, no further claim for indemnification may be made.

6.           Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

7.           No Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the all of the parties or (b) by a waiver pursuant to Section 8 below.

8.           Waiver.  Any parties to this Agreement may (a) extend the time for the performance of any obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant hereto, or (c) waive compliance with any of the agreements of the other parties or conditions to such parties’ obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby. Any waiver, of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

9.           Assignment. Neither the Agent, nor the Company may not assign this Agreement or any portion hereof without the prior written consent of both parties.

10.           Severability. If any term or other provision of this Agreement is deemed invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

11.           Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

12.           Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

13.           Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient (i) when delivered personally or sent by facsimile; (ii) the next business day if deposited with a nationally-recognized overnight courier service; or (iii) forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

If to the Agent:	If to the Company:

Meyers Associates L.P.	SignPath Pharma Inc.
45 Broadway, 2” [d] Floor	1375 California Road
New York, New York 10006	Quakertown, PA 18951
Attention: Bruce Meyers	Attention: Robert LeBoyer

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

MEYERS ASSOCIATES, L.P.

By:	/s/ Bruce Meyers
Name: Bruce Meyers
Title: President

SIGNPATH PHARMA INC

By:	/s/ Lawrence Helson
Name: Lawrence Helson
Title: CEO and President